QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

AMC Entertainment Holdings, Inc.
2010 Equity Incentive Plan

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

        THIS NONQUALIFIED STOCK OPTION AWARD AGREEMENT (the "Award Agreement") is made effective as of the [    ] day of [    ], 2010 (the "Date of Grant"), between AMC Entertainment Holdings, Inc., a Delaware corporation (the "Company"), and [grantee] (the "Participant"):

R E C I T A L S:

        WHEREAS, the Company has adopted the AMC Entertainment Holdings, Inc. 2010 Equity Incentive Plan (the "Plan"), which Plan is incorporated herein by reference and made a part of this Award Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

        WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

        NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

        1.    Grant of the Option.    The Company hereby grants to the Participant the right and option (the "Option") to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of [      ] Shares. The Option is intended to be a Non-Qualified Stock Option.

        2.    Option Price.    The purchase price of the Shares subject to the Option shall be $[      ] per Share (the "Option Price").

        3.    Option Term.    The term of the Option shall be ten (10) years, commencing on the Date of Grant (the "Option Term"). The Option shall automatically terminate upon the expiration of the Option Term, or at such earlier time specified herein or in the Plan.

        4.    Vesting of the Option.    Subject to the Participant's continued service to the Company through the applicable vesting date, the Option shall vest in equal installments on each of the first four (4) anniversaries of the Date of Grant, such that twenty five percent (25%) of the Option vests on each such anniversary. At any time, the portion of the Option which has become vested in accordance with the terms hereof shall be called the "Vested Portion".

        5.    Acceleration of Vesting.    Notwithstanding Section 4 hereof, if within the one (1) year period following a Change of Control, the Participant's service is terminated by the Company or any Affiliate without Cause, the Option shall immediately vest as of the date of such termination of service.

        6.    Termination of Service.

          (a)    Termination of Service for Cause.    Upon a termination of the Participant's service by the Company for Cause the Option, including the Vested Portion, shall immediately terminate and be forfeited without consideration.

          (b)    Termination of Service for Retirement, death or Disability.    Upon a termination of the Participant's service by reason of Retirement, death or Disability any unvested portion of the Option shall immediately terminate and be forfeited without consideration and the Vested Portion shall remain exercisable until the earlier of (i) one (1) year following such termination of service and (ii) the expiration of the Option Term.

          (c)    Termination of Service following a Change of Control.    Upon a termination of the Participant's service pursuant to Section 5 above, the Option shall remain exercisable until the earlier of (i) one (1) year following such termination of service and (ii) the expiration of the Option Term.

          (d)    Other Terminations of Service.    Upon a termination of the Participant's service for any reason, other than pursuant to Sections 6(a), 6(b) and 6(c) above, any unvested portion of the Option shall immediately terminate and be forfeited without consideration and the Vested Portion shall remain exercisable until the earlier of (i) Ninety (90) days following such termination of service and (ii) the expiration of the Option Term.

        7.    Exercise Procedures.

          (a)    Notice of Exercise.    The Participant or the Participant's representative may exercise the Vested Portion or any part thereof prior to the expiration of the Option Term by giving written notice to the corporate secretary of the Company in the form attached hereto as Exhibit A (the "Notice of Exercise"). The Notice of Exercise shall be signed by the person exercising such Option. In the event that such Option is being exercised by the Participant's representative, the Notice of Exercise shall be accompanied by proof (satisfactory to the Company) of such representative's right to exercise such Option. In the event the Option is being exercised following the termination of the Participant's service, exercise shall be subject to the Participant's execution of an effective general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors substantially in the form attached hereto as Exhibit B.

          (b)    Method of Exercise.    The Participant or the Participant's representative shall deliver to the Company, at the time the Notice of Exercise is given, payment in a form permissible under Section 6.5 of the Plan for the full amount of the aggregate Option Price for the exercised Option.

          (c)    Issuance of Shares.    Provided the Company receives a properly completed and executed Notice of Exercise, payment for the full amount of the aggregate Option Price, and, if applicable, an effective release and waiver of all claims as required by this Section 7, the Company shall promptly cause to be issued certificates for the Shares underlying the exercised Option, registered in the name of the Person exercising the applicable Option.

        8.    Restrictive Covenants.    In consideration for the grant of the Option hereunder, the Participant agrees to comply with the covenants set forth in this Section 8.

Notwithstanding the foregoing, if the Participant is a party to an employment agreement or other agreement with the Company or any Affiliate and such agreement contains restrictive covenants, the restrictive covenants in such agreement will control for purposes of this Award Agreement; provided that in the event the restrictive covenants of the aforementioned agreement do not contain all the restrictions described in this Award Agreement, then the additional restrictions in the Award Agreement shall apply to the Participant in addition to the restrictions described in the aforementioned agreement.

          (a)    Confidential Information; Inventions.

            (1)   The Participant shall not disclose or use at any time either during the Participant's employment with or performance of services to the Company or thereafter, any Confidential Information (as defined below) of which the Participant is or becomes aware, whether or not such information is developed by him or her, except to the extent that such disclosure or use is directly related to and required by the Participant's performance in good faith of duties for the Company. The Participant will take all appropriate steps to safeguard Confidential Information in his or her possession and to protect it against disclosure, misuse, espionage, loss and theft. The Participant shall deliver to the Company at the termination of his or her employment with or performance of services to the Company, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Participant may then possess or have under his or her control. Notwithstanding the foregoing, the Participant may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.

            (2)   As used in this Award Agreement, the term "Confidential Information" means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Participant while employed by or performing services to the Company or any predecessors thereof (including those obtained prior to the Date of Grant) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs, compensation and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Participant in breach of this Award Agreement) in a form generally available to the public prior to the date the Participant proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

            (3)   As used in this Award Agreement, the term "Work Product" means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company's or any of its Affiliates' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Participant (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by or performing services to the Company (including those conceived, developed or made prior to the Date of Grant) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Participant may have discovered, invented or originated during his or her employment by or performance of services to the Company or any of its Affiliates prior to the Date of Grant, that he or she may discover, invent or originate during his or her employment or performance of services or at any time in the period of twelve (12) months after his or her termination of service, shall be the exclusive property of the Company and its Affiliates, as applicable, and the Participant hereby assigns all of the Participant's right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein. The Participant shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates', as applicable) rights therein, and shall assist the Company, at the Company's expense, in obtaining, defending and enforcing the Company's (or any of its Affiliates', as applicable) rights therein. The Participant hereby appoints the Company as his attorney-in-fact to execute on his or her behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company's (and any of its Affiliate', as applicable) rights to any Work Product.

            (4)   Restriction on Competition.    The Participant agrees that if the Participant were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates during the twelve (12) months following his or her separation from service, it would be very difficult for the Participant not to rely on or use the Company's and its Affiliates' trade secrets and confidential information. Thus. to avoid the inevitable disclosure of the Company's and its Affiliates' trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company's and its Affiliates' relationships and goodwill with customers, during his or her employment with or performance of services to the Company and for a period of twelve (12) months after the Participant's termination of service, the Participant will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in. nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Award Agreement, the phrase "directly or indirectly through any other Person engage in" shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Award Agreement, "Competing Business" means a Person anywhere in the continental United States or elsewhere in the world where the Company or any of its Affiliates engage in business, or reasonably anticipate engaging in business, on the Participant's termination of service (the "Restricted Area") that at any time during his or her employment with or performance of services to the Company has competed, or at any time during the twelve (12) month period following the Participant's termination of service, competes with the Company or any of its Affiliates in any of its or their businesses, including, without limitation, theatrical exhibition, digital cinema, internet ticketing and virtual box office for theatrical exhibitions, IMAX or other three dimensional screened entertainment, pre-show content, cinema or lobby advertising products, meeting and event services or special in-theater events. Nothing herein shall prohibit the Participant from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as the Participant has no active participation in the business of such corporation, (ii) providing services to a Person otherwise engaged in a Competing Business, provided the Participant provides no services to any business operated, managed or controlled by such Person that causes such Person to constitute a Competing Business, or (iii) providing services to a Person the business or businesses of which are unrelated to theatrical exhibition.

          (b)    Non-Solicitation of Employees and Consultants.    During his or her employment with or performance of services to the Company and for a period of twelve (12) months after the Participant's termination of service, the Participant will not directly or indirectly through any other Person (i) induce or attempt to induce any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any Affiliate of the Company until twelve (12) months after such individual's employment relationship with the Company or such Affiliate has been terminated.

          (c)    Non-Solicitation of Customers.    During his or her employment with or performance of services to the Company and for a period of twelve (12) months after the Participant's termination of service, the Participant will not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Participant will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

          (d)    Non-Disparagement.    The Participant acknowledges and agrees that he or she will not defame, disparage or publicly criticize, directly or through another Person, the services, business or reputation of the Company or any of its officers, directors, partners, employees, Affiliates or agents in either a professional or personal manner either during his or her employment with or performance of services to the Company or thereafter.

          (e)    Understanding of Covenants.    The Participant acknowledges that, in the course of his or employment with or performance of services to the Company and/or its Affiliates and their predecessors, he or she has become familiar, or will become familiar, with the Company's and its Affiliates' and their predecessors' trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that his or her services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Participant agrees that the foregoing covenants set forth in this Section 8 (together, the "Restrictive Covenants") are reasonable and necessary to protect the Company's and its Affiliates' trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

  Without limiting the generality of the Participant's agreement in the preceding paragraph, the Participant (i) represents that he or she is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he or she is fully aware of his or her obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conducts business throughout the Restricted Area, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 8 regardless of whether the Participant is then entitled to receive severance pay or benefits from the Company. The Participant understands that the Restrictive Covenants may limit his or her ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he or she nevertheless believes that he or she has received and will receive sufficient consideration and other benefits as an employee or director of, or consultant to, the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his or her education, skills and ability), the Participant does not believe would prevent him or her from otherwise earning a living. The Participant agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Participant.

          (f)    Enforcement.    The Participant agrees that the Participant's services are unique and that he or she has access to Confidential Information and Work Product. Accordingly, the Participant agrees that a breach by the Participant of any of the covenants in this Section 8 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Participant agrees that in the event of any breach or threatened breach of any provision of this Section 8 or any similar provision, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Award Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 8 or any similar provision, as the case may be, or require the Participant to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 8 or any similar provision, as the case may be, if and when final judgment of a court of competent jurisdiction or arbitrator is so entered against the Participant. The Participant further agrees that the applicable period of time any Restrictive Covenant is in effect following the Participant's termination of service, as determined pursuant to the foregoing provisions of this Section 8, such period of time shall be extended by the same amount of time that Participant is in breach of any Restrictive Covenant.

          (g)   The Participant agrees to execute any additional documentation as may reasonably be requested by the Company in furtherance of the enforcement of any Restrictive Covenant.

        9.    Adjustment of Shares.    In the event of any corporate event or transaction (as described in Section 12.1 of the Plan), the terms of this Award Agreement (including, without limitation, the number and kind of Shares subject to this Award Agreement and the Option Price) shall be adjusted as set forth in Section 12.1 of the Plan.

        10.    Definitions.

        "Cause" shall mean, (i) a material breach by the Participant of any of the Participant's obligations under any written agreement with the Company or any of its Affiliates, (ii) a material violation by the Participant of any of the Company's policies, procedures, rules and regulations applicable to employees generally or to similarly situated employees, in each case, as they may be amended from time to time in the Company's sole discretion; (iii) the failure by the Participant to reasonably and substantially perform his or her duties to the Company or its Affiliates (other than as a result of physical or mental illness or injury) or the failure by the Participant to comply with reasonable directives of the Board; (iv) the Participant's willful misconduct (including abuse of controlled substances) or gross negligence that is injurious to the Company, its Affiliates or any of their customers, clients or employees; (v) the Participant's fraud, embezzlement, misappropriation of funds or beach of fiduciary duty against the Company or any of its Affiliates (or any predecessor thereto or successor thereof); or (vi) the commission by the Participant of a felony or other serious crime involving moral turpitude. Notwithstanding the foregoing, if the Participant is a party to an employment agreement with the Company or any Affiliate at the time of his or her termination of employment and such employment agreement contains a different definition of "cause" (or any derivation thereof), the definition in such employment agreement will control for purposes of this Award Agreement.

        "Disability" shall mean a physical or mental impairment which, as reasonably determined in good faith by the Committee, renders the Participant unable to perform the essential functions of his or her employment or service with the Company or any Affiliate, even with reasonable accommodation that does not impose an undue hardship on the Company or any Affiliate, for a period of at least 180 consecutive days (or 180 days during any twelve (12) month period) unless a longer period is required by federal or state law, in which case that longer period would apply.

        "Retirement" shall mean retirement from employment or service as a Director with the Company or any Affiliate, as determined by the Committee in its sole discretion.

        11.    No Right to Continued Service.    The granting of the Option evidenced hereby and this Award Agreement shall impose no obligation on the Company or any Affiliate to continue the Service of the Participant and shall not lessen or affect any right that the Company or any Affiliate may have to terminate the service of such Participant.

        12.    Securities Laws/Legend on Certificates.    The issuance and delivery of Shares shall comply (or be exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company's securities may then be traded. The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares under the Plan or Awards, and accordingly any certificates for Shares or documents granting Awards may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company deems it necessary to ensure that the issuance of Shares under the Plan is not required to be registered under any applicable securities laws, each Participant to whom such Shares would be issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may reasonably request which satisfies such requirements.

        13.    Transferability.    Unless otherwise provided by the Committee, the Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant's lifetime, the Option is exercisable only by the Participant.

        14.    Withholding.    No Shares will be issued pursuant to the exercise of this Option unless and until the Person exercising this Option shall have remitted to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements, or shall have made other arrangements satisfactory to the Company with respect to such taxes. The Participant may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Shares purchased upon exercise of this Option. If such election is made, the Shares so retained shall be credited against such withholding requirement at the Fair Market Value on the date of exercise. In no event, however, shall the Company accept Shares for payment of taxes in excess of required tax withholding rates.

        15.    Notices.    Any notification required by the terms of this Award Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

        16.    Entire Agreement.    This Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

        17.    Waiver.    No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

        18.    Successors and Assigns.    The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant's assigns and the legal representatives, heirs and legatees of the Participant's estate, whether or not any such person shall have become a party to this Award Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

        19.    Choice of Law.    This Award Agreement shall be governed by the law of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

        20.    Option Subject to Plan.    By entering into this Award Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

        21.    No Guarantees Regarding Tax Treatment.    The Participant (or his beneficiaries) shall be responsible for all taxes with respect to the Option. The Committee and the Company make no guarantees regarding the tax treatment of the Option. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any Affiliate, or any of their employees or representatives shall have any liability to the Participant with respect thereto.

        22.    Amendment.    The Committee may amend or alter this Award Agreement and the Option granted hereunder at any time, subject to the terms of the Plan.

        23.    Severability.    The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

        24.    Signature in Counterparts.    This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

*    *    *

        IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.

AMC ENTERTAINMENT HOLDINGS, INC.
Name:
Title:

Agreed and acknowledged as of the date first above written:

PARTICIPANT

SIGNATURE PAGE TO
AWARD AGREEMENT

 EXHIBIT A

NOTICE OF EXERCISE

AMC Entertainment Holdings, Inc.
920 Main Street
Suite 1400
Kansas City, MO 64105

Attn:	Date of Exercise:

Ladies & Gentlemen:

        1.    Exercise of Option.    This constitutes notice to AMC Entertainment Holdings, Inc. (the "Company") that pursuant to my Nonqualified Stock Option Award Agreement (the "Award Agreement") under the Company's 2010 Equity Incentive Plan (the "Plan") I elect to purchase the number of Shares of Company common stock set forth below and for the price set forth below. By signing and delivering this notice to the Company, I hereby acknowledge that I am the holder of the stock option (the "Option") exercised by this notice and have full power and authority to exercise the same.

Date of Grant:
Number of Shares as to which the Option is exercised
("Optioned Shares"):
Certificates to be issued in name of:
Total exercise price:	$
Cash Exercise
Cash payment delivered herewith:	$

        2.    Form of Payment.    Forms of payment other than cash or its equivalent (e.g. by cashier's check) are limited by the Plan and are permissible only to the extent approved by the compensation committee of the Board of Directors of the Company (the "Committee") or any committee designated thereby, in its sole discretion.

        3.    Delivery of Payment.    With this notice, I hereby deliver to the Company the full purchase price of the Optioned Shares and any and all withholding taxes due in connection with the exercise of my Option.

        4.    Rights as Stockholder.    While the Company will endeavor to process this notice in a timely manner, I acknowledge that until the issuance of the shares underlying the Optioned Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares, notwithstanding the exercise of my option(s). No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance of the optioned stock.

        5.    Interpretation.    Any dispute regarding the interpretation of this notice shall be submitted promptly by me or by the Company to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by such administrator of the Plan shall be final and binding on all parties.

        6.    Governing Law; Severability.    This notice is governed by the internal substantive laws but not the choice of law rules, of Delaware. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this notice will continue in full force and effect without said provision.

        7.    Entire Agreement.    The Plan and the Award Agreement under which the Optioned Shares were granted are incorporated herein by reference, and together with this notice constitute the entire agreement of the parties with respect to the subject matter hereof.

Very truly yours,

(social security number)

2

 EXHIBIT B

FORM OF RELEASE

 Release Agreement

        A release is required as a condition for receiving the benefits upon separation from service provided pursuant to the Nonqualified Stock Option Award Agreement between AMC ENTERTAINMENT HOLDINGS, INC. (the "Company") and [grantee] ("Participant") dated [    ], 2010, (the "Award Agreement"); thus, by executing this release ("Release"), you have advised us that you hold no claims against the Company, its predecessors, successors or assigns, affiliates, shareholders or members and each of their respective officers, directors, agents and employees (collectively, the "Releasees"), and by execution of this Release you agree to waive and release any such claims, except relating to any compensation, severance pay and benefits described in any written agreement between you and the Company.

        You understand and agree that this Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees in your capacity as an employee of the Company, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act and any other local, state or federal fair employment laws, and any contract or tort claims.

        You understand and agree that this Release is intended to include all claims by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company. It is also acknowledged that your termination is not in any way related to any work-related injury.

        It also is understood and agreed that the remedy at law for breach of the Award Agreement, any restrictive covenant agreements between you and the Company, and/or this Release shall be inadequate, and the Company shall be entitled to injunctive relief in respect thereof.

        Your ability to receive payments and benefits under the terms of the Award Agreement will remain open for a 21-day period after your separation from service to give you an opportunity to consider the effect of this Release. At your option, you may elect to execute this Release on an earlier date. Additionally, you have seven days after the date you execute this Release to revoke it. As a result, this Release will not be effective until eight days after you execute it. We also want to advise you of your right to consult with legal counsel prior to executing a copy of this Release.

        Finally, this is to expressly acknowledge:

  •
  You understand that you are not waiving any claims or rights that may arise after the date you execute this Release.

  •
  You understand and agree that the compensation and benefits described in the Award Agreement offer you consideration greater than that to which you would otherwise be entitled.

  •
  You understand that you are subject to "restrictive covenants" provisions contained in your Award Agreement, employment agreement or other agreement, as applicable, and you agree to continue to be bound by those terms and conditions in accordance therewith.

        I hereby state that I have carefully read this Release and that I am signing this Release knowingly and voluntarily with the full intent of releasing the Releases from any and all claims, except as set forth herein. Further, if signed prior to the completion of the 21 day review period, this is to acknowledge that I knowingly and voluntarily signed this Release on an earlier date.

Date: [ ], 2010	Name:

2

QuickLinks

  Exhibit 10.2
AMC Entertainment Holdings, Inc. 2010 Equity Incentive Plan NONQUALIFIED STOCK OPTION AWARD AGREEMENT
R E C I T A L S
EXHIBIT A NOTICE OF EXERCISE
EXHIBIT B FORM OF RELEASE
Release Agreement